Exhibit 99.5

CONSENT OF WONG SUI CHI

In connection with the filing by MPJS Group Limited of the Registration Statement on Fonn F-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of MPJS Group Limited in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 14, 2025

/s/ Wong Sui Chi
Wong Sui Chi